Exhibit 99.1

PMC-SIERRA ANNOUNCES RETIREMENT PLANS OF

CHIEF EXECUTIVE OFFICER

Santa Clara, Calif., October 18, 2007 – PMC-Sierra, Inc. (NASDAQ: PMCS), today announced that Bob Bailey will be retiring as the Company’s president and chief executive officer once a replacement has been named. He will remain chief executive officer in the meantime. The Company’s board of directors has established a search committee and will be considering both internal and external candidates for the position. Bailey will continue to serve as chairman of the board through his current term.

Mr. Bailey joined PMC-Sierra, one of the broadband communications semiconductor pioneers, in 1993. Bailey has been PMC-Sierra, Inc.’s president and chief executive officer since July 1997. He’s been chairman of the board since May 2005 to current, and also served as chairman from February 2000 until February 2003. Bailey has been a director of PMC-Sierra since October 1996. He led the Company through an intense period of change within the semiconductor industry and successfully diversified PMC-Sierra’s product line and customer base globally.

“On behalf of PMC-Sierra’s board of directors, I’d like to thank Bob for his outstanding leadership over the past 14 years. Bob’s vision and determination contributed immensely to PMC’s enviable market position, financial strength, and growth prospects,” said Frank Marshall, lead independent director of PMC-Sierra’s board of directors, and a member of the newly formed chief executive officer search committee.” We are pleased Bob is committed to remaining through the search period to ensure a smooth and orderly transition.”

“I would like to thank the board of directors and the employees of PMC-Sierra for the dedication and hard work applied to re-engineer the Company in the last seven years. I believe there is no better Company positioned to provide the technologies to build the next generation internet. Our growth prospects and technology offerings are the best they have been since the late 1990’s. It is because of these facts and my desire to pursue some important personal endeavors, unrelated to business, that it is an appropriate time to initiate a search for my successor. I am confident in the management’s ability to execute PMC-Sierra’s well-established mission. We are all excited about the future for PMC-Sierra”, said Bob Bailey, chief executive officer and chairman of the board of PMC-Sierra, Inc.

About PMC-Sierra

PMC-SierraTM is a leading provider of broadband communications and storage semiconductors for metro, access, fiber to the home, wireless infrastructure, storage, laser printers, and fiber access gateway equipment. PMC-Sierra offers worldwide technical and sales support, including a network of offices throughout North America, Europe, Israel and Asia. The Company is publicly traded on the NASDAQ Stock Market under the PMCS symbol. For more information, visit www.pmc-sierra.com.

Safe Harbor Statement

PMC-Sierra’s forward-looking statements are subject to risks and uncertainties. Actual results may differ from these projections. The Company’s SEC filings describe more fully the risks associated with the Company’s business including PMC-Sierra’s limited revenue visibility due to variable customer demands, market segment growth or decline, orders with short delivery lead times, customer concentration, and the uncertain timing of expense reductions associated with corporate restructurings and their related impact on PMC’s business. The Company does not undertake any obligation to update the forward-looking statements.

###